EXHIBIT 99.1

   Provo International Receives Notificaton of Non-Compliance with
          Listing Standards from the American Stock Exchange;
         Compliance Plan to Be Submitted by February 18, 2005

    PEARL RIVER, N.Y.--(BUSINESS WIRE)--Jan. 26, 2005--Provo International, Inc. (formerly Frontline Communications Corp). (AMEX:FNT) www.fcc.net, received a notice from the American Stock Exchange on January 18, 2005, indicating that the Company's common stock is not in compliance with Sections 1003(a) (i), 1003 (a) (ii) and 1003 (a) (iv) of the Exchange's continued listing standards due to the Company's losses from continuing operations and the Company's shareholders equity being less than the amounts specified in the Exchange's continued listing standards. The Exchange requested the Company to submit a plan, on or before February 18, 2005 advising the Exchange of action it has taken, or will take, that would bring it into compliance with the continued listing standards identified above within a maximum of 18 months from the receipt of the notice. The Company plans to submit a plan to the Exchange by February 18, 2005 advising of the action it will take to bring the Company back into compliance with the Exchange's listing standards. There can be no assurance that the Company's plan will be accepted by the Exchange.
    In addition, the Exchange has notified the Company of the Company's non- compliance with Section 301 of the Exchange's Company Guide due to the Company's failure to file an application for listing of additional shares. As requested by the Exchange, the Company plans to file its response by February 2, 2005.
    The Exchange's staff has also expressed concern over the suitability of the Company's common stock for auction market trading due to the low selling price of the Company's common stock. The Company will advise the Exchange of the action it will take to address this issue in its plan to the Exchange to bring the Company back into compliance with the Exchange's continued listing standards.

    About Provo International Inc.

    Founded in 1995 as Frontline Communications Corporation and currently traded on the American Stock Exchange under the symbol FNT, Provo International Inc. is a provider of internet bandwidth services and hosting services. In addition, the company is currently launching its Provo Paycard and other payroll disbursement products and services.

    The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier or customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.

    CONTACT: Provo International, Inc.
             Stephen J. Cole-Hatchard, 845-623-8553
             Fax: 845-623-8669
             scolehatchard@fcc.net
             or
             Investor Relations:
             845-623-8553 X1108
             Fax: 845-623-8669
             investorrelations@fcc.net